Diguang International Announces Third Quarter 2010 Results

SHENZHEN, China, November 16, 2010 -- Diguang International Development Co., Ltd. (OTC Bulletin Board: DGNG) (“Diguang” or the “Company”), a developer and producer of CCFL and LED backlights for a wide range of TFT-LCD products, today announced its financial results for the third quarter of fiscal year 2010 ended September 30, 2010.

Third Quarter 2010 Highlights

▪	Net revenue increased 41% year-over-year to $19.1 million
▪	Gross profit increased 61% year-over-year to $1.5 million with gross margin improving 1 percentage points to 8%
▪	The Company reported net loss of $0.9 million, or $(0.04) per diluted share, compared to a net loss of $1.2 million, or $(0.06) per diluted share, in the third quarter of fiscal year 2009
▪	Adjusted net loss (non-GAAP) was $0.3 million, or $(0.01) per share, compared to an adjusted net loss of $0.4 million, or ($0.02) per diluted share, in the third quarter of fiscal year 2009

“Our Wuhan factory’s low gross margin significantly impacted the Company’s gross margin level for all products in the third quarter,” said Mr. Song Yi, the President and Chief Executive Officer of Diguang.  “The Wuhan factory only manufactures OEM products for a Taiwanese customer, and operates on a very low gross margin in order to reduce the occupation of the Company’s working capital.  From January to September 2010, the total revenue at the Wuhan facility was US$14.5 million but the gross margin was only 6.2%.  And, in the third quarter of 2010, the total revenue was US$5.1 million, which accounted for 27% of the total sales volume in the third quarter, but the gross margin was only 4%. However, the Company is now focusing more on sales of LED BLU for large-size backlights (18’ to 32’ inch), which has a higher gross margin (approximately 20%). As Diguang Technology's revenue for LED BLU products is US$3.8 million, with a gross margin of 22%, and the Wuhan factory's revenue is US$0.8 million, with a gross margin of 10%, the Company anticipates that the growth of this new business line at Diguang Technology will provide profit growth in the future.”

Highlights for the Three Months Ended September 30, 2010

Net revenue was $19.1 million for the three months ended Sept 30, 2010, an increase of 41.0% from $13.5 million for the comparable period in 2009. This was due to the improved market demand for the Company’s traditional and newly-developed backlight products along with continued economic recovery from the global financial crisis which adversely affected sales in the previous year. Sales of LED products, including LED backlights, LED liquid crystal modules (LCM), LED general lights and liquid crystal displays (LCD), amounted to $13.5 million, or 71% of total sales revenue, while sales of CCFL products, including CCFL backlights and CCFL LCMs were  $5.6 million, or 29%of total sales revenue. Sales of LED backlights grew 57% to $10.6 million, while sales of CCFL backlights increased 93% to $5.6 million in the third quarter of 2010. Sales of LCMs totaled $2.0 million in the third quarter of 2010, representing a decrease of $1.2 million, or 38%, compared with $3.2 million for the same period in 2009. Sales of Liquid Crystal Displays (LCD) were $0.6 million in the third quarter of 2010, representing an increase of $0.5 million, compared with $0.1 million for the same period in 2009.  LCD products were launched in 2009, and the Company began the mass production of LCDs in the second quarter of 2010.  Sales continued to grow in the third quarter of 2010, and the Company expects further sales growth in the near future.  Sales of LED general lighting products declined due to aggressive competition. However, management is still confident about the prospect of the LED general lighting segment in the next few years.

Gross profit for the third quarter of 2010 totaled $1.5 million, or 8.0% of net revenue, compared to $0.9 million, or 7% of net revenue, for the same period of 2009.  The overall gross margin for the third quarter of 2010 was 8%, representing an increase of 1%, compared with 7% for the same period of 2009.  The overall increase is mainly attributable to the Company’s efforts on adjusting product mix and enhanced control on raw materials.  The Company developed new products to replace products with very low or negative gross margins.  Moreover, the Company introduced incentives to enhance the efficiency of production and reduce manufacturing costs.  However, the increase in gross margin was to some extent offset by a loss on the disposal of obsolete raw materials. Operating expenses totaled approximately $2.1 million for the third quarter of 2010, down 5% from $2.2 million in the third quarter of 2009. Total operating expenses in the third quarter of 2010 amounted to 11% of net revenue, compared to 16.3% in the third quarter of 2009.  Selling expenses rose 10%, primarily due to increased commissions and transportation expenses associated with increased sales.  The net research and development costs were $391,000 for the third quarter of 2010, representing a decrease of $70,000, or 15%, compared with $461,000 for the third quarter of 2009.  The decrease of net research and development costs was attributable to the Company’s reduced research and development activities when new products were put into production. Research and development expenses accounted for 2% and 3% of total sales revenue in the third quarters of 2010 and 2009, respectively. General and administrative expenses were $0.9 million in the third quarter of 2010, compared to $1.0 million in the same period in 2009.

Interest expense was $0.2 million for the third quarter of 2010, up from $0.1 million in the same period of 2009 as the Company utilized additional bank loans to support its working capital needs.

The Company's net loss attributable to common shares during the three months ended Sept 30, 2010 was $0.9 million, improved from a net loss of $1.2 million attributable to common shares for the same period in 2009. Loss per basic and diluted share were ($0.04) for the third quarter of 2010, improved from losses per basic and diluted share of ($0.06) for the same period of 2009.
Adjusted net loss (non-GAAP), which excludes non-cash items (including non-controlling interest, depreciation, inventory provision, loss on disposal of assets and share-based compensation), for the third quarter of 2010 would have been $305,874, or $（0.01) per basic and diluted share. Adjusted net loss (non-GAAP) for the third quarter of 2009 would have been $0.4 million, or ($0.02) per basic and diluted share.  Please see the reconciliation table below.

Nine Months Results Ended Sept 30, 2010

Total revenue for the nine months of 2010 was $48.6 million, up 64.2% from the nine months of 2009. Gross profit for the nine months of 2010 was $4.8 million, a significant increase of 140% from gross profit of $2.0 million in the comparable period a year ago. Gross margin was 10.0% for the nine months of 2010, up from 6.6% in the same period of 2009. The Company recorded an operating loss of $0.8 million, compared with an operating loss of $4.4 million in the nine months of 2009. Net loss attributable to common shares for the nine months of 2010 was $1.3 million, compared with a loss of $4.3 million in the nine months of 2009. Basic and diluted loss per share were ($0.06) for the nines months of 2010 compared to ($0.19) in the nine months of 2009. Excluding non-cash items, net loss for the first nine months of 2010 on a non-GAAP basis would have been $0.2 million, or $(0.01) per share, compared to non-GAAP net loss of $2.4 million, or ($0.11) per share a year ago. Please see the reconciliation table above.

Reconciliation of GAAP Net Income and Earnings per Share to Non-GAAP Net Income and Earnings per Share

	Three Months ended Sept 30		Nine Months ended Sept 30
	2010	2009	2010	2009
GAAP net income (loss)	-855,089	-1,217,550	-1,305,120	-4,265,143
Non-cash items:
Non controlling interest	-12,067	-65,543	-72,570	-248,609
Depreciation	543,542	362,126	1,483,654	1,219,618
Bad debts allowance (recovery)	480	0	-108,420	0
Inventory provision	-149	411,651	-33,619	568,265
Loss (gain) on disposal of assets	8480	10,308	10,787	30,487
Share-based compensation	11,218	101,300	33,655	301,480
Research and development costs offset by funding advanced	-2,289	0	-516,156	0
Deferred tax assets	0	0	0	28,485
Non GAAP net income (loss)	-305,874	-397,708	-507,789	2,365,417

GAAP net income (loss)	-0.04	-0.05	-0.06	-0.19
Non-cash items:
Non controlling interest	0.00	0.00	0.00	-0.01
Depreciation	0.02	0.02	0.07	0.05
Bad debts allowance	0.00	0.00	0.00	0.00
Inventory provision	0.00	0.02	0.00	0.03
Loss on disposal of assets	0.00	0.00	0.00	0.00
Share-based compensation	0.00	0.00	0.00	0.01
Research and development costs offset by funding advanced	0.00	0.00	-0.02	0.00
Deferred tax assets	0.00	0.00	0.00	0.00
Non GAAP net income (loss)	-0.01	-0.02	-0.02	-0.11
Weighted average shares outstanding - diluted	22,072,000	22,072,000	22,072,000	22,072,000

Financial Condition

As of Sept 30, 2010, Diguang had $5.0 million in cash and cash equivalents and $3.0 million in restricted cash. Working capital increased to approximately $4.2 million compared to $2.8 million at the end of 2009. As of Sept 30, 2010, the Company had $7.7 million in short-term bank loans and $8.6 million in long-term bank loans. Shareholders' equity was $19.2 million as of Sept 30, 2010. Cash used in operating activities was $3.3 million, improved from $8.9 million for the nine months ended Sept 30, 2009, primarily due to reduced net loss and increased funds provided by suppliers.

Business Outlook

Diguang continues to anticipate strong growth driven by increased demand for its LED TVs and monitors and LED backlights. In the third quarter the Company started large-scale production of its 32” and 42” ultra-thin LED backlights and TVs, and also large-scale production of 19” LED TV and 24” LED backlights for TCL, one of the largest TV manufacturers in China.

Diguang’s new production facility in Shenzhen, which is designed to manufacture large-size LED backlights and LED TVs with ten production lines and a total annual production capacity of 1.0 million units, is proceeding on schedule. The Company expects to complete construction in the fourth quarter of 2010 and will begin production in the first quarter of 2011.

The Company’s product mix has continuously been changing in recent years given the trend that the proportion of LED sales is increasing while the proportion of CCFL product sales is decreasing.  For the third quarter of 2010, sales of LED products, including LED backlights, LED LCMs, LED general lights and LCDs, amounted to $13.1 million, representing 69% of total sales revenue, whereas sales of CCFL products, including CCFL backlights and CCFL LCMs, amounted to $5.7 million, representing 30% of total sales revenue.  In comparison to CCFL, LED products have a superior contrast ratio, color gamut, localized dimming and lower power consumption, meeting the environmental protection standards of the market.  Moreover, small to mid-size LED backlights have the advantage of being lower in cost than the same size CCFL product.  In recent years, the Company has invested in LED research and development and adjusted its product mix by gradually increasing the proportion of LEDs products manufactured.  The Company expects that, overall, LED product shipments will continue to grow and experience sustainable growth, as the transition from CCFL to LED backlights becomes more compelling due to LEDs’ higher performance levels.

Use of Non-GAAP Financial Measures

The Company’s financial results prepared based on U.S. GAAP for the three and nine months ended September 30, 2010 and 2009 include non-cash expenses such as depreciation, share based compensation, bad debt allowance, inventory provisions, loss on the disposal of assets, research and development costs offset by funding advanced and deferred tax assets. To supplement the Company's condensed consolidated financial statements presented in accordance with U.S. GAAP, the Company has provided non-GAAP financial measures excluding the impact of these items in this release, including adjusted net income and adjusted diluted earnings per share. The Company's management believes that, in conjunction with U.S. GAAP financial measures, these non-GAAP financial measures (i) improve transparency for investors, (ii) assist investors in their assessment of the Company’s operating performance, (iii) facilitate comparison to the Company's historical performance, (iv) ensure that these measures are fully understood in light of how the Company evaluates its operating results, (v) properly define the metrics used and confirm their calculation. The additional adjusted information is not meant to be considered in isolation or as a substitute for items appearing on the Company’s financial statements prepared in accordance with U.S GAAP. Rather, the non-GAAP measures should be used as supplement to U.S. GAAP results to assist the reader in better understanding the operational performance of the Company. The adjusted financial information that the Company provides may also differ from the adjusted information provided by other companies, which limits their usefulness as comparative measures. Our management believes that these adjusted financial measures are useful to investors because they exclude non-cash expenses that management excludes when it internally evaluates the performance of the Company's business and makes operating decisions, including internal budgeting, and performance measurement, as these measures provide a consistent method of comparison to historical periods. As a result, the provision of these adjusted measures allows investors to evaluate the Company's performance using the same methodology and information as that used by the Company's management. Moreover, management believes that these adjusted measures reflect the essential operating activities of the Company. Adjusted measures are subject to inherent limitations because they do not include all of the expenses included under the U.S. GAAP and because they involve the exercise of judgment of which charges are excluded from the adjusted financial measure. However, the Company's management compensates for these limitations by providing the relevant disclosure of the items excluded. A reconciliation of each adjusted measures to the nearest U.S. GAAP financial measures appears in the table above.

About Diguang International Development Co., Ltd.

Through its subsidiaries, Diguang develops and produces CCFL and LED backlights for a wide range of TFT-LCD products. A backlight is the typical light source of a liquid crystal display (LCD), with applications spanning televisions, computer monitors, cellular phones, digital cameras, DVDs and other home appliances. Leveraging its LED expertise, the Company also creates and markets energy-saving technologies and solutions for rapidly growing markets such as LED backlight monitors and LED general lighting. For more information, please go to Diguang's website at http://www.diguangintl.com.

Safe Harbor Statements

This press release contains forward-looking statements made under the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward looking statements are based upon the current plans, estimates and projections of Diguang's management and are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. Therefore, you should not place undue reliance on these forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: business conditions in China, weather and natural disasters, changing interpretations of generally accepted accounting principles; outcomes of government reviews; inquiries and investigations and related litigation; continued compliance with government regulations; legislation or regulatory environments, requirements or changes adversely affecting the businesses in which Diguang is engaged; fluctuations in customer demand; management of rapid growth; intensity of competition from other providers of backlights; timing approval and market acceptance of new product introductions; general economic conditions; geopolitical events and regulatory changes, as well as other relevant risks, including but not limited to risks outlined in the Company's periodic filings with the U.S. Securities and Exchange Commission. Diguang does not assume any obligation to update the information contained in this press release.

For more information, please contact:
Company Contact:
Harvey Li
Diguang International Development Co., Ltd.
Email: Lijunjiang@diguang.com
Tel:   +86-755-2655-3152 Ext 8888

DIGUANG INTERNATIONAL DEVELOPMENT CO., LTD.
CONSOLIDATED STATEMENTS OF INCOME
AND COMPREHENSIVE INCOME
 (In US Dollars)

	Three months ended September 30,
	2010	2009
	(Unaudited)	(Unaudited)
Revenues:
Revenues, net	$19,050,932	$13,456,366
Cost of sales	17,539,034	12,518,206
Gross profit	1,511,898	938,160
Selling expense	784,572	714,206
Research and development	391,103	460,946
General and administrative	889,226	997932
	2,198,747	1,955,536
Loss on disposing assets	8,480	10,308-
Loss from operations	(561,483)	(1,245,232)

Interest income (expense), net	(226,099)	(126,251)
Investment income (expense)	-	0
Other income (expense)	(63,375)	87,744

Loss before income taxes	(850,957)	(1,283,739)

Income tax provision	16,199-	(646)

Net loss	(867,156)	(1,283,093)

Net income (loss) attributable to non-controlling interest	(12,067)	(65,543)

Net loss attributable to common shares	$(855,089)	$(1,217,550)

Weighted average common shares outstanding – basic	22,072,000	22,072,000

Losses per share – basic	(0.04)	(0.06)

Weighted average common shares outstanding – diluted	22,072,000	22,072,000

Losses per shares – diluted	(0.04)	(0.06)

Other comprehensive income:
Translation adjustment	(282,519)	(8,346)
Comprehensive loss	(584,637)	(1,274,747)
Comprehensive income (loss) attributable to non-controlling interest	(21,082)	(64,179))

Comprehensive income attributable to common shares	$(605,719)	$(1,210,568))

DIGUANG INTERNATIONAL DEVELOPMENT CO., LTD.
CONSOLIDATED BALANCE SHEETS
(In US Dollars)

	September 30,	December 31,
	2010	2009
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,244,308	$6,190,513
Restricted cash	3,030,857	4,341,112
Accounts receivable, net of allowance for doubtful accounts $1,529,505 and $1,592,221	17,290,322	13,972,086
Inventories, net of provision$3,519,124and $3,485,777	10,921,816	7,439,287
Other receivables, net of provision $69,032 and $69,032	513,637	465,013
VAT recoverable	269,286	82,497
Advance to suppliers	1,270,769	900,328
Total current assets	38,540,995	33,390,836

Investment, net of impairment $1,500,000and $1,500,000	-	-
Plant, property and equipment, net	23,942,877	17,868,845
Long-term prepayments	381,137	439,502

Total assets	$62,865,009	$51,699,183

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Bank loans	7,660,318	$10,213,683
Accounts payable	22,149,847	15,446,721
Advance from customers	874,619	325,165
Accruals and other payables	2,030,277	2,510,206
Accrued payroll and related expense	824,202	712,206
Income tax payable	404,879	394,989
Amount due to stockholders – current	358,052	943,378
Total current liabilities	34,302,194	30,546,348

Long-term bank loans	8,639,115	-
Research funding advanced	688,476	952,255
Total non-current liabilities	9,327,591	952,255

Total liabilities	43,629,785	31,498,603

Equity：
Common stock, par value $0.001 per share, 50 million shares authorized, 22,593,000 and 22,593,000 shares issued, 22,072,000 and 22,072,000 shares outstanding	22,593	22,593
Additional paid-in capital	20,915,290	20,881,635
Treasury stock at cost	(674,455)	(674,455)
Appropriated earnings	798,928	802,408
Accumulated deficit	(8,945,894)	(7,644,254)
Translation adjustment	4,668,489	4,338,891
Total stockholders’ equity	16,784,951	17,726,818
Non-controlling interest	2,450,273	2,473,762
Total equity	19,235,224	20,200,580

Total liabilities and stockholders’ equity	$62,865,009	$51,699,183

DIGUANG INTERNATIONAL DEVELOPMENT CO., LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Increase (Decrease) in Cash and Cash Equivalents
(In US Dollars)

	Nine Months Ended September 30,
	2009	2010
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net loss	$(4,513,752)	$(1,377,690)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,219,618	1,483,654
Bad debts allowance	-	(108,420)
Inventory provision	568,265	(33,619)
Loss on disposing assets	30,487	10,787
Share-based compensation	301,480	33,655
Research and development costs offset by funding advanced	-	(516,156)
Deferred tax asset	28,485	-
Changes in operating assets and liabilities:
Accounts receivable	(3,294,841)	(3,147,437)
Inventory	(2,953,544)	(3,374,239)
Other receivables	110,788	(46,814)
VAT recoverable	(256,989)	(183,117)
Prepayments and other assets	(371,720)	(371,260)
Accounts payable	238,456	4,156,825
Accruals and other payable	(64,672)	(362,591)
Advance from customers	(11,404)	557,944
Accrued interest payable to related parties	57,103	-
Taxes payable	(17,492)	9,928

Net cash used in operating activities	(8,929,732)	(3,268,550)

Cash flows from investing activities:
Purchase of fixed assets investment in construction	(87,631)	(4,738,704)
Proceeds from disposal of fixed assets	29,152	11,805

Net cash used in investing activities	(58,479)	(4,726,899)

Cash flows from financing activities:
Due to related parties	(800,912)	(597,568)
Proceeds from (repayments for) short-term bank facilities	8,741,354	(1,253,804)
Repayments for import financing loans	-	(1,356,660)
Restricted cash released from (pledged for) import financing loans	(4,340,769)	1,310,255
Proceeds from long-term loan facilities	-	8,639,115
Research funding advanced	-	248,603

Net cash received from financing activities	3,599,673	6,989,941

Effect of changes in foreign exchange rates	(187,961)	59,303

Net decrease in cash and cash equivalents	(5,576,499)	(946,205)

Cash and cash equivalents, beginning of the period	15,024,363	6,190,513

Cash and cash equivalents, end of the period	$9,447,864	$5,244,308

Supplemental disclosures of cash flow information:
Cash paid for interest	$233,986	$588,700
Cash paid for income taxes	14,821	24,174